EXHIBIT 8.1

LIST OF SUBSIDIARIES

Unless otherwise indicated, Northcore Technologies Inc. (“Northcore””), or one of its subsidiaries, owns 100%, except as otherwise noted, of the outstanding capital stock of the following companies:

Name of Subsidiary	Country of Incorporation
ADB Systems International Limited	Ireland
ADB Systems Limited	England
ADB Systems, Inc.	USA (Delaware)
Bid.Com USA, Inc.	USA (Florida)
ADB Systems USA, Inc.	USA (Delaware)
GE Asset Manager LLC(1)	USA (Delaware)

(1) Northcore owns 50% of the membership interest of GE Asset Manager LLC.